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                                                             EXHIBIT 9

                          ARMINI VOTING TRUST AGREEMENT

         THIS VOTING TRUST AGREEMENT is made this 31st day of November, 1991 by and between PATRICIA ANN ARMINI of Bedford, Middlesex County, Massachusetts and ANTHONY JOHN ARMINI of Manchester, Essex County, Massachusetts pursuant to a Marital Agreement between the parties and as a result of the transfer of fifty (50%) percent of ANTHONY JOHN ARMINI's shares in IMPLANT SCIENCES CORPORATION (hereinafter "Corporation"), a corporation organized and existing under the Laws of the Commonwealth of Massachusetts with its principal place of business in Danvers, Essex County, Massachusetts, to PATRICIA ANN ARMINI; witnesseth that:

         Whereas the parties desire for the benefit of the corporation and for their own benefit to create a Trust in the stock of the corporation to ensure continuity and harmony of management and efficiency of operation of the corporation; and

         Whereas Anthony John Armini has agreed to accept legal title as Trustee for the purpose stated and voting control of the shares of stock transferred to Patricia Ann Armini;

         IT IS NOW THEREFORE AGREED, in consideration of the mutual promises set forth below, as follows:

         1. Patricia Ann Armini shall immediately transfer and assign to the Trustee legal title and ownership of the shares of stock she now owns in the corporation and, to effect such transfer, shall endorse the certificates for such shares, and execute and deliver such stock shares, and place these and any such other assurances as the Trustee may reasonably require for this purpose in the Trustee's hands and the Trustee shall henceforth stand and act in all respects as the owner of said stock in all dealings with the corporation and with outside parties.

         2. Patricia Ann Armini shall continue to hold beneficial ownership of the stock transferred into the Trust, and may freely assign such beneficial interest without affecting thereby the rights or powers of the Trustee hereunder, such transferees taking in all respects subject to the terms of this instrument. The Trustee shall maintain transfer records similar to stock transfer records of a corporation to reflect all transfers or changes in beneficial interest in stock held herein, and shall issue over the signature of a Trustee designated for the purpose a certificate of beneficial interest to each such stockholder party or successor holder, reflecting the number of shares as to which beneficial interest is represented by the certificate and owned by the holder thereof in each case, and referring to this instrument as fixing the extent and governing terms of the beneficial interest in such shares under the Trust. The Trustee's beneficial interest ownership and transfer records, together with a photocopy of a signed counterpart of this instrument or a copy thereof attested by the signatures of the Trustee, shall be maintained in such form and place as to be reasonably available for examination by beneficial interest holders or their representatives designated for the purpose in writing.

         3. There shall be endorsed on each stock certificate held by the Trust the following, signed by Anthony John Armini as Trustee:

                "The sale of these shares is subject to terms and conditions contained in a Voting Trust Agreement dated November 1st, 1991."

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         There shall be endorsed on each stock certificate held by the Trustee, personally, the following, signed by Anthony John Armini, personally.

                "The sale of these shares is subject to terms and conditions contained in Section 4 of a Voting Trust Agreement dated November 1st, 1991."

         4. During the term of this Trust, the Trustee shall exercise all powers of stockholders of the corporation, including inspection of corporate records, demanding and receiving dividends, exercising subscription rights, including preemptive rights, and all other rights and powers whatever accruing to stockholders of the corporation and exercisable during said term, except that if the Trustee decides to sell or encumber any shares, the shares sold or encumbered shall consist of an equal number owned by the Trustee, individually, and the shares held by the Trust, in order to retain the 50% ratio of ownership of shares held by the Trust and the Trustee individually in the Corporation.

         5. The Trustee shall exercise all options as to receipts of dividends on cash, in stock or in kind, and shall account for dividends in cash or in kind, deducting their expenses incurred by him in the administration of this Trust, including the amounts of any claims or liabilities not chargeable to him personally by reason of wilful misconduct in the administration of the Trust, and paying the balance over to the holder of beneficial interest in the shares held in the Trust, in proportion to their holdings and identified from the Trust records of beneficial interest holdings and transfers maintained under paragraph 2 hereof.

         6. The Trustee hereunder may serve as an officer or as a director of the corporation, or of any concern which shall succeed to the whole or a substantial part of the assets or business of said corporation.

         7. The Trustee shall serve without compensation and is chargeable as a fiduciary with acting in all respects for what he determines to be in furtherance of the purposes of this Trust; but the Trustee shall not be liable to any person for acts done in good faith, including acts done by proxies certified in good faith by such Trustee, and liability of the Trustee shall attach only for individual, wilful misconduct in each case. The Trustee shall use his best judgment in voting upon the stock held by him, but shall not be liable for the consequences of any vote cast or consent given by him, in good faith, and in the absence of gross negligence.

         8. If a dispute shall arise over the administration of this Voting Trust which cannot be resolved within a reasonable time, such dispute shall be settled by Arbitration in accordance with the Rules of the American Arbitration Association. The Hearings shall be held in Boston and there shall be three (3) Arbitrators, one chosen by each party and the third chosen by the two so appointed. The decision of the three Arbitrators shall be final.

         9. This Voting Trust shall continue in effect until such time as neither of Patricia Ann Armini and Anthony John Armini shall own more than twenty-five (25%) percent of the beneficial interest in the stock of the corporation, until the death of one of them, or until Anthony John Armini shall cease to serve as Trustee for any reason whatsoever, whichever shall first occur. At the termination of this Voting Trust, the Trustee shall transfer to the beneficial owner or to his or her estate or to any successor in interest of each beneficial owner, all shares held by him as Trustee on behalf of said beneficial owner or successor in like manner as the said shares were transferred to the Trustee under Paragraph 1 hereof.

         10. This Agreement affects stock in a corporation organized and operating under the Laws of the Commonwealth of Massachusetts and has been executed in Massachusetts and is to


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be interpreted and applied in accordance with the Laws of the Commonwealth of
Massachusetts. The validity and effectiveness of the Trust, and of the various provisions of this Agreement shall not be affected by the invalidity or unenforceability of any particular term or provision of this Agreement, each term or provision of which shall be deemed to be entirely separable for this purpose.

         IN WITNESS WHEREOF, the parties hereto set their hands and seals this 1st day of November, 1991.

/s/ Patricia Ann Armini                   /s/ Anthony J. Armini
-----------------------                   ---------------------
Patricia Ann Armini                       Anthony John Armini


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                                    EXHIBIT A


                         CAPITAL STOCK TRUST CERTIFICATE
                          IMPLANT SCIENCES CORPORATION

No. -15-                                                     155,187 SHARES


         This Certifies that Patricia Ann Armini has deposited 155,187 shares of the common stock of the above-named Implant Sciences Corporation with the herein named Trustee.

         This Certificate is issued pursuant to the terms of an Agreement (hereinafter "Voting Trust Agreement") in writing dated the 1st day of November, 1991, by and between Patricia Ann Armini and Anthony John Armini, Shareholders of said Corporation, a copy of which Voting Trust Agreement is on file with the records of the Corporation at its office. This Certificate is not valid unless signed by the Trustee or his duly authorized agent. The holder of this Certificate takes the same subject to all the terms and conditions of the aforesaid Voting Trust Agreement and becomes a party to said Agreement and is entitled to the benefits thereof; it being expressly stipulated, however that no voting right passes to the holder or holders hereof by or under the Certificate or by or under any other agreement, express or implied.

         IN WITNESS WHEREOF, the Trustee has caused this Certificate to be signed this 1st day of November, 1991.



                                            /s/ Anthony J. Armini
                                            ---------------------
                                              Trustee

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         For value received, Anthony J. Armini hereby transfers to Patricia Ann
Armini the beneficial ownership of 155,187 shares of Common Stock of Implant Sciences Corporation represented by this Voting Trust Certificate and does hereby irrevocably authorize the transferee to procure the transfer to the transferee or his/her nominee of beneficial ownership of those shares on the records of the Trustee holding legal title to those shares.

Dated:   1 November, 1991

                                            /s/ Anthony J. Armini
                                            ---------------------
                                            Signature
In The Presence of:


 /s/ illegible signature
 -----------------------



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